Exhibit 10.1
CONFORMED COPY
Loan Agreement
     This Loan Agreement (“Agreement”), dated as of May 6, 2008, is made between Citigroup Global Markets Inc. SB(“Smith Barney” or “SB”) and the undersigned, WebMD Health Corp. (“Client”), to set forth the terms and conditions that will govern one or more extensions of credit (each, an “Advance”) by SB to the Client.
1.) Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):
a.	“Account” shall mean Client’s account number [omitted] maintained with Smith Barney.

b.	“Applicable Law” means, with respect to any Person, all provisions of all (i) constitutions, statutes, rules, regulations and orders of governmental bodies, domestic or foreign, applicable to such Person, (ii) Governmental Approvals applicable to such Person and (iii) orders, decisions, judgments and decrees of all courts (whether at law or in equity or admiralty) and arbitrators applicable to such Person.

c.	“Auction Rate Securities” means debt securities whose rate is reset periodically, but no less often than every 90 days, pursuant to an auction.

d.	“Borrowing Base” means, at any date, 75% of the sum of (i) the aggregate face amount of all Auction Rate Securities in the Account, (ii) any cash in the Account in excess of amounts required to be retained pursuant to Section 4 in respect of interest and amounts either required to be applied to repayment of the Loan Obligation or permitted to be withdrawn pursuant to Section 2(f), and (iii) in respect of securities received in exchange for Auction Rate Securities Collateral, the amount equal to the aggregate face amount of such Auction Rate Securities Collateral exchanged minus the amount of any cash received in such exchange.

e.	“Business Day” means any day on which the regular trading session on the New York Stock Exchange is open.

f.	“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

g.	“ERISA Affiliate” of a Person or entity means any trade or business (whether or not incorporated) that is a member of a group of which such Person or entity is a member and that is under common control with such Person or entity within the meaning of Section 414(b) or (c) of the Internal Revenue Code, and the regulations promulgated and rulings issued thereunder, each as amended or modified from time to time.

h.	“Governmental Approval” means any authorization, consent, approval, license or exemption of, registration or filing with, or report or notice to, any governmental body.

i.	“HLTH” means HLTH Corporation, an affiliate of Client.

j.	“HLTH Loan Agreement” means that certain Loan Agreement dated as of the date hereof, between HLTH and Citigroup Global Markets Holdings Inc.

k.	“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

l.	“Lien” means any lien, security interest or other charge or encumbrance of any kind, including, without limitation, the lien or retained security title of a conditional vendor and any easement, right of way or other encumbrance on title to real property, provided, that any agreement to sell in a sale expressly permitted hereunder shall not be deemed a Lien.

m.	“Market Value” means, at any time, the latest market closing price of any security traded in a nationally recognized market, which for Auction Rate Securities shall be the secondary market (if any) which Smith Barney has selected as its source of market prices for client holdings in such Auction Rate Securities, and in the absence of such a market, the market value determined by SB in good faith in a manner consistent with past practice (subject to any modification thereto determined in good faith by SB to be appropriate to reflect then current market conditions and practices), and in any case consistent with the manner in which SB is valuing such Auction Rate Securites for its own books and records, which may include without limitation information consisting of relevant market data supplied by third parties in respect of sales of Auction Rate Securities such as rates, prices and volume or other relevant data, or such information from internal sources as may be used by SB to value Auction Rate Securities (not including non-public information regarding the issuer or borrower in respect of the security in question). The parties hereto agree that the

Market Value of the Auction Rate Securities in the Account as of the date hereof is in excess of 75% of the face amount thereof. Smith Barney has provided Client a valuation as of April 30, 2008 for certain of the Auction Rate Securities in the Account, which reflects its and CGMHI’s current approach to estimating Market Value for those securities. Upon the request of the Client, at any time that there has been a determination by SB that the Market Value is below 75% of the face amount of the Auction Rate Securities (or other securities) in the Account, and such Market Value is not reported on the Client’s Account statements or the Smith Barney website or readily available third party market price reporting, SB promptly shall provide the Client with a description in reasonable detail (which may be comparable to that provided in the April 30 valuation report referenced above) of the basis on which it has determined the Market Value, including relevant comparable market data of the type described above (it is agreed that provision of such information is not a condition to determination of such Market Value or any sale of Collateral hereunder, except, in either case, to the extent Section 9(c)(i) is applicable).

n.	“Material Adverse Effect” means a material adverse change in, or a material adverse effect upon, (a) the legality, validity or enforceability of any Transaction Document; (b) the availability or enforceability of the rights and remedies of SB under any Transaction Document or (c) the creation, perfection or priority of SB’s Lien on the Collateral.

o.	“Merger” means the proposed merger of the Client with and into HLTH, with Client remaining as the surviving entity.

p.	“Merger Agreement” means the Agreement and Plan of Merger dated as of February 20, 2008, between Client and HLTH, as it may be amended and in effect from time to time.

q.	“Multiemployer Plan” means any employee benefit plan as defined in Section 4001(a)(3) of ERISA to which Client or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

r.	“PBGC” means the Pension Benefit Guaranty Corporation (or any successor).

s.	“Person” means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, corporate or other entity, or a government or any political subdivision or agency thereof.

t.	“Plan” means any “employee benefit pension plan”, as such term is defined in ERISA, that is subject to Title IV of ERISA (other than a

Multiemployer Plan) and to which Client, or any ERISA Affiliate, has liability, including any liability by reason of having been a substantial employer within the meaning of Section 4063 of ERISA for any time within the preceding five years or by reason of being deemed to be a contributing sponsor under Section 4069 of ERISA.
u.	“Release Agreement” means that certain Release Agreement dated as of the date hereof made by and among the Client, HLTH and Smith Barney.
2.) Advances.
a.	Subject to the terms and conditions of this Agreement, SB agrees to make one or more Advances to the Client in an aggregate principal amount, which shall not exceed $125,850,000 (as the same may be reduced pursuant to Section 2(f) below, the “Loan Maximum”).

b.	The Client may obtain an Advance by: (i) requesting SB to wire transfer Federal funds in the amount of the Advance to a bank account in the Client’s name or (ii) by any other method agreed upon by SB and the Client.

c.	Subject to the terms and conditions of this Agreement, Client may request Advances on not less than one (1) Business Day’s notice to SB from time to time from the date of this Agreement to May 4, 2009 (the “Advance Termination Date”).

d.	Subject to Section 5, the Client agrees to pay, commencing on March 5, 2009, the Loan Obligation or any part thereof upon demand by SB therefor. The Loan Obligation or part thereof demanded to be repaid shall be due at the end of the applicable Repayment Notice Period. In this Agreement, “Repayment Notice Period” means the period beginning on the date SB demands repayment, and ending on the earlier of (i) 60 days thereafter, and (ii) if any circumstances that would constitute a default hereunder then exist (or come into existence during such period), at the end of any grace or notice period applicable to such circumstances as set forth in Section 9(a) (and in the event there is no grace or notice period for such circumstances set forth in Section 9(a), immediately). (In the event of a default, the provisions of Section 9 shall apply.) Upon consummation of the exercise of the Option as provided in Section 22(b), any Repayment Notice Period shall be terminated without the Loan Obligation becoming due. As used in this Agreement, “Loan Obligation” means the total amount of any balance outstanding with respect to all Advances, including any accrued but unpaid interest, as well as any costs of collection and reasonable attorney’s fees and costs payable pursuant to this Agreement. The Client may prepay the Loan Obligation in whole or in part without penalty at any time.

e.	Subject to Section 5, if for any reason at any time (i) the Loan Obligation exceeds the Loan Maximum or (ii) the Loan Obligation exceeds the Borrowing Base, (either such excess, a “Shortfall”) Client shall immediately prepay Advances, together with all accrued but unpaid interest thereon (or, in lieu thereof, deposit cash to the Account as Collateral), in an aggregate amount sufficient to eliminate such Shortfall (and in the event that the Client fails to make such prepayment, SB shall be entitled to liquidate Collateral and apply the proceeds to repayment of the Loan Obligation sufficient to make such prepayment).

f.	All cash proceeds from any liquidation (whether by sale, redemption, exchange or otherwise) of Collateral pursuant to any provision of this Agreement shall be applied in full immediately to repayment of the Loan Obligation (if any) and shall permanently reduce the Loan Maximum (i) except in connection with sales pursuant to Section 9(c)(iv), in the full amount of such proceeds, and (ii) in connection with sales pursuant to Section 9(c)(iv), in the amount equal to the greater of (A) the full amount of such proceeds and (B) 75% of the face amount of such Collateral. The Client shall be entitled to remove from the Account the amount of any such cash proceeds remaining after repayment in full of any Loan Obligation then outstanding, and any such removed amount shall not constitute Collateral after such removal.
3.) Interest. SB shall charge the Client interest at the daily variable rate of 1-month LIBOR plus 250 bps (the “Interest Rate”) on the aggregate principal amount of Advances outstanding, if any. Such interest shall be computed in the same manner as that set forth for securities margin accounts in the pamphlet prepared by Smith Barney entitled “Important New Account Information” (hereafter referred to as “New Account Document”), which may be amended from time to time and which amendment shall become binding upon written notice to the Client (provided, that no such amendment shall change the Interest Rate without Client’s prior written consent). The Client hereby acknowledges receipt of the New Account Document. Interest shall be payable monthly, provided, that failure to pay interest during a Repayment Notice Period shall not constitute a default hereunder until the end of such Repayment Notice Period (but interest unpaid during such Repayment Notice Period shall be added to principal in accordance with this Section)). If, after application of interest paid on the Collateral pursuant to Section 4, (i) a sufficient amount of cash or money market fund shares is not available in the Account to pay the monthly interest amount, and (ii) sufficient Collateral acceptable to SB is in the Account, the interest due shall be added to the Client’s outstanding principal balance hereunder and thereafter interest shall accrue on any such unpaid principal until paid in full. Client acknowledges and agrees that any such interest added to principal may reduce the availability of future Advances or if creating a Shortfall, require repayment and liquidation of Collateral.
4.) Collateral. As continuing security for the Loan Obligation, the Client hereby assigns, grants and conveys to SB a first priority Lien and security interest in all cash, stocks, bonds, and other securities and instruments now or hereafter in the Account, and all dividends, interest and proceeds of such property, and any property substituted by the Client in accordance with this Agreement (collectively, the “Collateral”). No substitution of Collateral shall be permitted without SB’s approval, upon such terms and conditions as may be prescribed by SB. The Client agrees to take any action reasonably requested by SB to maintain and preserve SB’s first priority Lien and security interest in the Collateral. Client hereby authorizes SB to prepare and file Uniform Commercial Code financial statements without the signature of Client in respect of the Transaction Documents and Collateral. Except for withdrawals of interest pursuant to the following two sentences or as provided in Section 2(f) or Section 9(c), no withdrawals from the Account shall be permitted until the Loan Obligation is paid in full and SB has no further obligations under this Agreement. At any time prior to the Client first requesting an Advance hereunder, Client shall be entitled to withdraw from the Account any interest that has been paid on the Collateral and remains as cash in the Account. From the date of the first Advance until the Loan Obligation has been repaid in full and SB has no further obligations under this Agreement, all interest paid on the Collateral shall be applied immediately to payment of accrued but unpaid interest on the Loan Obligation (including the amount of any interest added to principal pursuant to Section 3) and any other portion of the Loan Obligation then due, and Client authorizes SB to make such applications without any further approval or consent of Client required; provided, that, upon request made to SB, Client shall be entitled to withdraw from the Account on or after the 15th day of each month (except to the extent that a Shortfall would result from such withdrawal) the amount of such interest paid on the Collateral prior to the first day of such month exceeding (x) any accrued but unpaid interest on the Loan Obligation (including the amount of any interest added to principal pursuant to Section 3) plus (y) the amount of interest on the Loan Obligation payable for the preceding month.
5.) Non-Recourse. SB shall not enforce the liabilities and obligations of the Client to pay the Loan Obligation, or to pay, perform and observe any other obligation contained in this Agreement (other than the Recourse Obligations), by any action or proceeding wherein a money judgment shall be sought against the Client, or any subsidiary, shareholder, officer, director, agent or employee of the Client (collectively, “Client Related Parties”). In all instances, the Loan Obligation, and any other obligations (other than the Recourse Obligations), may only be satisfied out of the Collateral, and upon the occurrence of a default hereunder, SB shall have no recourse and may not seek to enforce the Loan Obligation, or any other liabilities or obligations of the Client (other than the Recourse Obligations), against or with respect to any assets of the Client , other than the Collateral, or any Client Related Parties. Notwithstanding the foregoing, SB shall be entitled to recover from the Client (all of the following constituting the “Recourse Obligations”) any amounts payable pursuant to Section 15 that (i) consist of any amounts payable by Client pursuant to Section 8, (ii) result from any breach of the representations, warranties and covenants set forth in Section 7 (which breach or breaches result in a Material Adverse Effect) or from breach by the Client of the representations, warranties and agreements, as applicable, set forth in 9(c) and Section 7(a)(iv), (iii) are in respect of any Third Party Claims, or (iv) result from any Statutory Tax Liens on the Collateral.
6.) Conditions Precedent.

a.	The effectiveness of this Agreement shall be subject to the prior satisfaction of the following conditions:
i.	SB shall have received this Agreement and the Release Agreement (together, the “Transaction Document(s)”), duly executed and delivered by the Client and HLTH, as applicable; and

ii.	SB shall have received an opinion of counsel to Client addressed to SB, substantially in the form of Exhibit A attached hereto.
b.	SB’s obligation to make any Advance hereunder shall be subject to the prior satisfaction of the following conditions:
i.	the representations and warranties of Client contained in Section 7 and any other Transaction Document shall be true and correct on and as of the date of such Advance immediately prior to and after giving effect to such Advance;

ii.	no default under this Agreement shall exist or would result from the making of such Advance;

iii.	after giving effect to such Advance, the Loan Obligation shall not exceed the Loan Maximum or the Borrowing Base;

iv.	Client shall have completed, executed and delivered to SB a Federal Reserve Board Form T-4 in respect of such Advance;

v.	Client shall have provided to SB an officer’s certificate confirming compliance with the foregoing conditions as of the date of the request for Advance; and

vi.	SB shall have received a request for an Advance in accordance with Section 2.
7.) Representations, Warranties and Covenants.
a.	Client represents and warrants to SB, on the date of signing of this Agreement and on the date each Advance is obtained hereunder, that:
i.	Client is duly organized and validly existing under the law of its jurisdiction of establishment, has full authority to enter into this Agreement and the other Transaction Documents and to perform its obligations hereunder and thereunder, respectively;

ii.	this Agreement and the other Transaction Documents comply with all laws, rules and regulations applicable to Client, except to the extent failure to so comply would not, individually or in the aggregate, have a Material Adverse Effect;

iii.	each of this Agreement and the other Transaction Documents have been duly authorized, executed and delivered by the Client; each of this Agreement and the other Transaction Documents constitutes a legal, valid and binding obligation of the Client, enforceable against the Client in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency and other laws affecting creditors’ rights generally and by general principles of equity;

iv.	Client’s entry into this Agreement and each of the other Transaction Documents and the consummation of the transactions contemplated hereunder and thereunder are not restricted by and would not result in a material breach or default under any material agreement to which it is a party or by which its assets are bound;

v.	as of the date of this Agreement, there are no actions, suits, proceedings, claims, charges, demands or disputes pending or threatened in writing, at law, in equity, in arbitration or by or before any governmental authority, by or against the Client or any of its affiliates or employees that (A) purport to affect or pertain to this Agreement or any Transaction Document, or any of the transactions contemplated hereby, or (B) either individually or in the aggregate, if determined adversely, would have a Material Adverse Effect; and as of the date of each Advance, there are no actions, suits, proceedings, claims, charges, demands or disputes pending or threatened in writing, at law, in equity, in arbitration or by or before any governmental authority, by or against the Client or any of its affiliates or employees that (A) purport to affect or pertain to this Agreement or any Transaction Document, or any of the transactions contemplated hereby, and (B) either individually or in the aggregate, if determined adversely, would have a Material Adverse Effect;

vi.	Client is in compliance with Applicable Law, except to the extent any such failure to be in such compliance would not, individually or in the aggregate, have a Material Adverse Effect;

vii.	Client is the sole owner of the Collateral, this Agreement creates a valid first priority security interest in the Collateral (assuming SB does not have notice from third parties of any adverse claims on the Collateral) and upon the filing of financing statements, all filings and other actions necessary to perfect such security interest will have been taken, and the Collateral is not subject to any Lien other than SB’s Lien and security interest, other than statutory Liens for taxes not yet due and payable or that are being contested in good faith and for which adequate reserves have been recorded on Client’s financial statements (“Statutory Tax Liens”);

viii.	while any Loan Obligation is outstanding, Client will not pledge the Collateral or grant a security interest in the Collateral to a third party, or permit the Collateral to be sold or transferred (except as expressly provided in this Agreement), or become subject to any Lien other than as provided above;

ix.	no Governmental Approval, or approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, the Client of this Agreement or any other Transaction Document, except to the extent any such failure to obtain any such approval, consent, exemption or authorization, or to take any such other action or make any such notice or filing would not, individually or in the aggregate, have a Material Adverse Effect; and except for the filing of Uniform Commercial Code financing statements;

x.	Client is not an “investment company” required to be registered as such under the Investment Company Act of 1940, as amended, within the meaning of such act. Neither the making of any Advance, the application of the proceeds or repayment thereof by Client nor the consummation of the other transactions contemplated hereby will violate any provision of such act or any rule, regulation or order of the Securities and Exchange Commission binding on or applicable to Client thereunder, except to the extent any such violation would not, individually or in the aggregate, have a Material Adverse Effect;

xi.	there is no circumstance which may give rise to a liability in relation to any Plan or Multiemployer Plan that would have a Material Adverse Effect;

xii.	in respect of any Advance, no default hereunder exists at the time of making such Advance or would result from the making of such Advance; and

xiii.	the Client will be deemed to repeat these representations each time an Advance is obtained hereunder.
b.	Client covenants and agrees with SB as follows, from the date hereof until the Loan Obligation has been indefeasibly paid in full and SB has no obligation to make further Advances:
i.	unless otherwise directed by SB, Client will offer for sale each Auction Rate Security constituting Collateral (and any security in the Account received in exchange for such an Auction Rate Security) (A) at each applicable auction on an applicable interest reset date for such security and (B) in any other manner of sale available, in the case of either (A) or (B), at a price at least equal to the face amount of such Auction Rate Security (plus accrued interest thereon (if any), in the event that the applicable issuer is not obligated to pay such amount to Client). Client authorizes SB to effect such offers and sales on Client’s behalf;

ii.	Client will preserve and maintain its corporate existence and all material rights, qualify and remain qualified in each jurisdiction in which such qualification is required and preserve, renew and maintain in full force and effect all rights, privileges and franchises except where failure to do so would not result in a Material Adverse Effect;

iii.	Client will comply with Applicable Law, except where the failure to so comply would not, individually or in the aggregate, have a Material Adverse Effect;

iv.	Client shall pay and discharge before the same shall become delinquent all taxes, assessments and governmental charges or levies imposed upon it or upon its property that may result in a Lien upon it or upon its property; provided, however, that Client shall not be required to pay or discharge any such tax, assessment, charge or levy that is being contested in good faith and by proper proceedings and as to which adequate reserves are being maintained in accordance with generally accepted accounting principles, unless and until any Lien resulting therefrom attaches to the Account or any of the Collateral and becomes enforceable against creditors;

v.	Client will maintain the Account with Smith Barney;

vi.	in the event that any exchange offer is made for any of the securities constituting Collateral, Client shall notify SB promptly of such exchange offer and Client shall accept such exchange offer if requested to do so by SB (which request SB may make if, in SB’s good faith judgment, accepting such exchange is in its best interest of protecting the value of the Collateral, and, if the offeror in the exchange offer is Smith Barney or one of its affiliates, then SB will provide Client at least five (5) Business Days notice of SB’s intentions as to acceptance of such offer, and, should Client request, engage in a good faith discussions with Client regarding SB’s rationale therefor), and Client authorizes and instructs SB to execute such acceptance and exchange; all non-cash proceeds (securities or otherwise) shall be deposited in the Account, and shall constitute additional Collateral, and all cash proceeds shall be applied in accordance with Section 2(f);

vii.	Client will not create or suffer to exist any Lien on or with respect to any of the Collateral, whether now owned or hereafter acquired, or assign any right to receive income, other than the Lien created under this Agreement and Statutory Tax Liens;

viii.	Client shall use the proceeds of the Advances for general working capital purposes or other lawful business purposes not constituting “purpose credit” as defined in Regulation T issued by the Federal Reserve Board; Client shall not, directly or indirectly use the proceeds of the Advances to buy, trade or carry any securities (other than for the purpose of purchasing and immediately retiring convertible bonds or shares of common stock issued by Client) or to refinance any indebtedness originally incurred for such purpose;

ix.	Upon the Client or any of its officers or directors obtaining knowledge thereof, Client shall promptly notify SB of (A) the occurrence of any default, or event which, with the giving of notice or the passage of time, or both, would constitute a default, (B) any actual or threatened “Adverse Claim” against any of the Collateral within the meaning of Section
8-102(a)(1) of the Uniform Commercial Code in effect in the State of New York, or (C) any matter that has resulted in or could reasonably be expected to result in a Material Adverse Effect; and

x.	on and after the date the Merger becomes effective, Client, as the successor in interest to HLTH, will assume (by operation of law pursuant to the Merger) all of the rights and obligations of HLTH under the HLTH Loan Agreement, and Client agrees to cooperate with SB in the preparation of and execution of any documents or instruments SB reasonably deems necessary in order to accomplish such assumption.
8.) No Set-off or Withholding; Taxes. All payments by the Client to SB hereunder shall be made to SB in full without condition or reduction for any counterclaim, defense, recoupment or setoff and, except as required by law, free and clear of and exempt from, and without deduction or withholding for or on account of, any present or future taxes, levies, imposts, duties or charges of whatsoever nature imposed by any government outside the United States or any political subdivision or taxing authority thereof (“Taxes”). If the Client shall be required by any law to deduct or withhold for any taxes (other than taxes imposed on SB’s income, and franchise taxes imposed on SB, by the jurisdiction under the laws of which SB is organized or any political subdivision thereof (“Excluded Taxes”)) from any such payments, the Client shall increase the amount of such payment by an amount such that SB receives an amount equal to the sum it would have received had no such deduction or withholding been made. In addition, the Client will indemnify SB for the full amount of any Taxes other than Excluded Taxes and any liability resulting therefrom regardless of whether such Taxes were correctly or legally imposed.

9.) Default; Remedies; Market Value Sales.
a.	Any of the following events that occurs while any Advance (and accrued interest, if any) is outstanding will be considered a “default” by the Client under this Agreement:
i.	any representation or warranty hereunder by the Client is incorrect in any material respect or the Client fails to comply with Section 7(b)(viii);

ii.	the Client fails to pay any interest within five (5) Business Days after written notice from SB that such interest is overdue, to make any payment when required by Section 2(e) (unless Collateral is liquidated and such payment made as provided in Section 2(e)), or to pay the Loan Obligation or any portion thereof upon demand by SB pursuant to and as required by Section 2(d);

iii.	the Client fails to perform any of its obligations hereunder (not otherwise referenced in clauses (i) and (ii) of this Section
9(a)) and such failure is not remedied by the Client within ten (10) Business Days after receipt of written notice by SB of such failure;

iv.	Client shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against Client seeking to adjudicate it bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of 60 days, or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or the Client shall take any corporate action to authorize any of the actions set forth above in this subsection (iv); or

v.	at any time when (A) this Agreement or any other Transaction Document shall cease to be in full force and effect, (B) this Agreement shall cease to give SB the Liens, the material rights, powers and privileges purported to be created thereby, or the Lien on any of the Collateral, in favor of SB shall fail or cease to be perfected and prior to the rights of all third Persons (except for Statutory Tax Liens), except to the extent any such failure or cessation results from (x) the failure of SB to file an initial Uniform Commercial Code financing statement or a continuation statement in respect thereof as required by the applicable Uniform Commercial Code or (y) relinquishment of control (within the meaning of the Uniform Commercial Code) by SB of any Collateral (including the Account) in respect of which a security interest therein may be perfected, or the priority of any such security interest enhanced, by control (other than, in the case of clause (x) or (y) to the extent that such loss of perfection or priority arises, directly or indirectly, as a result of any voluntary action by the Client); or

vi.	any government agency with appropriate authority determines that Client or any ERISA Affiliate has a liability in relation to any Plan that would have a Material Adverse Effect or Client or any ERISA Affiliate has any liability in relation to any Multiemployer Plan that would have a Material Adverse Effect.
b.	In the event a default occurs prior to the date upon which the Loan Obligation may be demanded for payment pursuant to Section
2(d), and Client has failed to cure such default after any required notice and permitted cure period, SB is authorized, in its sole discretion, to take one or more of the following actions: (w) declare the Loan Obligation to be immediately due and payable by the Client to SB; (x) reduce the Loan Maximum to a level determined by SB, (y) liquidate, withdraw or sell Collateral and apply it to the Loan Obligation, and (z) terminate the Client’s borrowing privileges hereunder. In the event SB makes a demand for repayment of the Loan Obligation pursuant to Section 2(d) which is not met by the end of any applicable Repayment Notice Period or a default occurs prior to the end of such Repayment Notice Period and Client has failed to cure such default after any required notice and permitted cure period, the Loan Obligation shall be deemed due and SB shall be authorized, in its sole discretion, to take the actions described in clauses (x),(y) and (z) in this Section 9(b). All of the foregoing actions may be done without any further notice to, or demand upon, the Client (subject to the expiration of any applicable Repayment Notice Period). Any sale of Collateral may be made in SB’s sole discretion on the exchange or market where such business is then usually transacted, at public auction or private sale (including, in the absence of a recognized market for the Collateral, a private sale to SB or an affiliate of SB at a valuation determined by SB in good faith). In addition to SB’s rights under this Agreement, SB shall have the right to exercise any one or more of the rights and remedies of a secured creditor under the New York Uniform Commercial Code then in effect. All rights and remedies under this Agreement are cumulative and are in addition to all other rights and remedies that SB may have at law or equity. Notwithstanding the foregoing and to the extent permitted by law, the Client expressly waives compliance with the provisions of Section 202 of the New York Lien Law.
c.	Without limitation of the foregoing provisions of this Section:
i.	SB shall be entitled to liquidate all or any portion of the Collateral (A) at any time prior to the making of the first Advance hereunder, when the aggregate Market Value of all of the Collateral is less than 70% of the aggregate face amount of the Collateral, provided that SB shall have given Client ten (10) Business Days prior notice of such aggregate Market Value, and (B) at any time after the making of the first Advance hereunder, when the aggregate Market Value of all of the Collateral is less than 75% of the aggregate face amount of the Collateral, provided, that SB shall have given Client five (5) Business Days prior notice of such aggregate Market Value, which notice shall (in the case of each of (A) and (B) above) include the information required by the penultimate sentence of the definition of “Market Value” in Section
1(m) as if Client has made a request pursuant thereto.

ii.	SB shall be entitled to liquidate all, but not less than all, of the Collateral at any time after the making of the first Advance hereunder if SB can sell all, but not less than all, of the Collateral (other than cash) at a price equal to or greater than 90% of the face amount of such Collateral, provided that SB shall have given Client notice of such sale not later than five (5) Business Days prior to such sale.

iii.	In the event that the Market Value of any Auction Rate Security (or other security) included in the Collateral is greater than 75% of the face amount of such Auction Rate Security (or other security), and a nationally recognized market for such Auction Rate Security (or other security) then exists with sufficient volume and liquidity to enable a sale of such Auction Rate Security (or other security), Client shall be entitled to instruct SB to sell such Auction Rate Security (or other security) into such market, and SB shall as soon as is reasonably practicable after receiving such instructions in writing sell such Collateral into such market as instructed by Client, provided that SB shall not be required to prioritize Client’s sale over that of any other SB client or account unless required by Applicable Law. In no event shall Client be entitled to instruct SB after the making of the first Advance hereunder to sell any Auction Rate Security (or other security) the Market Value of which is less than 75% of the face amount of such Auction Rate Security (or other security) without SB’s prior written consent.

iv.	Prior to the making of the first Advance hereunder, the Client shall be entitled to instruct SB to sell all or any part of the Collateral at any price, and SB shall as soon as is reasonably practicable after receiving such instructions in writing sell such Collateral as instructed by the Client, provided, that (A) a secondary market exists at such time with sufficient liquidity and volume to enable such sale, and (B) SB shall not be required to prioritize Client’s sale over that of any other SB client or account unless required by Applicable Law.

v.	In the event that Client identifies an opportunity to sell an Auction Rate Security from the Account other than pursuant to Section 9(c)(iii) or 9(c)(iv) above, Client may notify SB, and SB will undertake commercially reasonable efforts to assist Client in executing such sale, provided that (x) the sale price is not less than 75% of the face amount of such Auction Rate Security and not less than the Market Value of such Auction Rate Security, (y) Client first offers SB and Smith Barney the opportunity (to which SB will respond on a timely basis) to effect the purchase at the proposed price for SB’s or Smith Barney’s own account, as applicable, and (z) SB is satisfied that all proceeds of the sale will be received into the Account against delivery of such Auction Rate Security and be applied as set forth in Section 2(f).

vi.	All proceeds from any sales under this Section shall be applied in accordance with Section 2(f).
10.) Limitation of Liability. SB shall not be liable to the Client for:
a.	any loss, damage or expense caused directly or indirectly by circumstances that are not within SB’s reasonable control, including government restrictions, exchange or market rulings, suspension of trading, disruptions in credit markets or liquidity therein (including markets relating to Auction Rate Securities or other Collateral), war, strikes or other conditions commonly known as “Acts of God”, or

b.	any consequential, incidental, indirect, punitive or special damages, even if such damages are reasonably foreseeable. The specific reference and intent herein to consequential, incidental, indirect or special damages is to exclude “lost opportunity” actions and events as a measure of recoverable damages.
11.) Governing Law. This Agreement will be governed by, and construed in accordance with, the laws of the State of New York, without regard to the conflict of laws rules of such State which would require the application of the laws of another jurisdiction.

12.) Assignment. This Agreement may not be assigned by the Client without SB’s prior written consent, and shall be binding upon the Client’s heirs, executors, administrators, successors and permitted assigns (whichever is applicable). SB may assign this Agreement to any of its affiliates domiciled in any jurisdiction within the United States without the Client’s consent or prior notice to the Client. This Agreement shall inure to the benefit of and be binding upon each party’s successors and permitted assigns (whether by merger, consolidation or otherwise). If requested by SB, Client will take such steps (including entering into an appropriate account control agreement) as SB shall reasonably request to preserve SB’s assignee’s first priority perfected lien on the Collateral.
13.) Amendments; Waivers; Severability. No amendment, modification or waiver of any provision of this Agreement or consent hereunder shall be effective unless set forth in writing and signed by the parties hereto, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. If any provision of this Agreement is held to be invalid, illegal or unenforceable by reason of any law, rule, administrative order or judicial decision, such determination shall not affect the validity of the remaining provisions of this Agreement.
14.) Entire Agreement. This Agreement (including all exhibits) and the other Transaction Documents reflect the entire agreement between SB and the Client concerning Advances and the Loan Obligation and supersedes any other agreement, promise, representation or undertaking, whether written or oral, concerning the Advances and the Loan Obligation. In the event of a conflict between the provisions of this Agreement and the provisions of any other agreement between the Client and SB, this Agreement will govern.
15.) Indemnity. Without the necessity of a judicial determination, and whether or not litigation occurs, the Client hereby agrees to indemnify and hold harmless SB and its directors, officers, employees, agents and affiliates from any and all claims (whether or not meritorious), liabilities, judgments, damages, losses, costs and expenses of any nature whatsoever (including reasonable attorneys’ fees and expenses) (a) in any way related to, or arising out of or in connection with claims by any party other than Client, SB or their respective directors, officers, employees, agents or affiliates (“Third Party Claims”) relating to this Agreement, including without limitation the Client’s failure to comply with its obligations hereunder, (b) arising out of or resulting from any action taken or omitted by SB at the Client’s request, or any material untruth or inaccuracy of any of the Client’s representations and warranties in this Agreement or the matters referred to in the last sentence of Section 5, or (c) arising out of or resulting from any Statutory Tax Lien on the Collateral, but not including (in the case of either (a), (b) or (c) of this Section 15) any claims (whether or not meritorious), liabilities, judgments, damages, losses, costs and expenses based on SB’s gross negligence or willful misconduct. This indemnification shall survive the termination of this Agreement and the payment of the Loan Obligation.
16.) Expenses. The Client agrees to pay or reimburse SB for all costs and expenses (including legal fees and expenses) incurred to enforce or preserve any rights or remedies under this Agreement or the other Transaction Documents (including all such costs and expenses incurred during any “workout” or restructuring in respect of the Loan Obligation and during any legal proceeding, including any proceeding under any bankruptcy or insolvency law). All such amounts shall be payable within ten Business Days after demand therefor.
17.) No Third Party Beneficiary. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and the indemnitees under Section 15) any legal or equitable right, remedy or claim under or by reason of this Agreement.
18.) Illegality. If SB determines that any law has made it unlawful, or that any governmental authority has asserted that it is unlawful, for SB to make, maintain or fund Advances, or to determine or charge interest rates based upon the Interest Rate, (i) SB shall have no obligation to make Advances hereunder from and after the date of such determination, and (ii) SB shall negotiate in good faith with the Client to restructure the Loan Obligation and this Agreement in a manner that avoids such consequence, and if such negotiations do not result in such a restructuring, SB shall have the right to declare SB’s obligation to make or allow to remain outstanding Advances to be terminated (and such obligation shall be terminated upon such declaration), and Client shall, upon demand from SB, prepay the aggregate principal amount of all outstanding Advances, together with accrued but unpaid interest thereon and all other fees and other amounts payable hereunder constituting the Loan Obligation. To SB’s actual knowledge, there is no law, rule, regulation, order or assertion by any governmental authority having jurisdiction over SB that it is unlawful for SB to make, maintain or fund Advances, or to determine or charge interest rates based upon the Interest Rate.
19.) Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Transaction Document, the interest paid or agreed to be paid under the Transaction Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable law (the “Maximum Rate”). If SB shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Advances or, if it exceeds such unpaid principal, refunded to the Client. In determining whether the interest contracted for, charged or received by SB exceeds the Maximum Rate, SB may, to the extent permitted by applicable law, (i) characterize any payment that is not principal as an expense, fee or premium rather than interest, (ii) exclude voluntary prepayments and the effects thereof and (iii) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Loan Obligation hereunder.
20.) Survival. Notwithstanding any provision to the contrary, (i) all representations and warranties made hereunder and in any other Transaction Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof and (ii) the provisions of Section 15 and the provisions of Section 5 relating to Section 15 shall survive any termination of this Agreement.

21.) Notices. Notices delivered under this Agreement by SB shall be delivered solely in writing to Client either by Federal Express or other confirmed delivery service at 111 Eighth Avenue, New York, New York 10011, Attention: General Counsel, or by facsimile to Client at (212) 624-3773, Attention: General Counsel. Notices delivered under this Agreement by Client shall be delivered solely in writing to SB either by Federal Express or other confirmed delivery service at Citi Smith Barney, 485 Lexington Avenue, 11th Floor, New York, New York 10017 Attention: Stuart Weiss, Credit Department, or by facsimile to SB at (212) 783-2804 Attention: Stuart Weiss, Credit Department. Notices delivered hereunder shall be deemed delivered upon delivery service confirmation or automated facsimile confirmation. Either party may change its notice information set forth above by notice to the other party in accordance with this Section 21.
22.) Termination or Release.
a.	This Agreement and the security interests granted hereby shall terminate when all of the Loan Obligation has been paid in full and SB has no further commitment hereunder to make any Advances. Upon any sale or other transfer by the Client or SB of Collateral that is expressly permitted hereunder, or, upon the effectiveness of any written consent by SB to the release of the security interest granted hereby in any Collateral, the security interest in such Collateral shall be automatically released. In connection with the termination of this Agreement pursuant to this Section, SB shall, upon request by Client, promptly execute and deliver to the Client, at the Client’s expense, all Uniform Commercial Code termination statements and similar documents that the Client shall reasonably request to evidence such termination or release.

b.	Subject to the terms and conditions set forth in this Section, Client shall have the option (the “Option”), exercisable at any time on or prior to the Advance Termination Date by written notice to SB (the “Option Notice”), to sell to SB, and SB shall upon receipt of the Option Notice, be required to purchase, all, but not less than all, of the Collateral at a purchase price (the “Purchase Price”) equal to the lesser of (x) 75% of the face amount of the Collateral and (y) the current Loan Maximum (as the Loan Maximum may have been reduced pursuant to Section 2(f)). The Purchase Price shall be paid in the following manner: first, by applying the Purchase Price to payment of the full amount of the then outstanding Loan Obligation, and then any remaining balance of the Purchase Price, in cash to Client. The Option Notice shall state the date (the “Exercise Date”) upon which the exercise of the Option is to be consummated, which shall not be prior to one Business Day after the date of delivery of the Option Notice to SB nor after the Advance Termination Date. Client shall be entitled to exercise the Option only if (i) all interest accrued through the Exercise Date of the Option but unpaid (including the amount of any interest that has been added to principal as provided herein) has been paid in full as of the Exercise Date (ii) there exists no default described in

Section 9(a)(iv), and (iii) all of the Collateral is free and clear of, and unencumbered by, any Lien (other than the Lien granted to SB hereunder and Statutory Tax Liens). Upon such payment of the Purchase Price, title to and ownership of all of the Collateral shall automatically and without any further action required, transfer from Client to SB, and this Agreement shall be terminated, provided, that in the event there does exist any other Lien on the Collateral, or in any applicable proceeding or for any reason the exercise of the Option is invalidated, unwound or reversed, this Agreement and the Loan Obligation shall be reinstated as if the Option had never been exercised and Client shall return to SB any cash proceeds of the exercise of the Option.
c.	At any time prior to the making of the first Advance hereunder, Client may by notice to SB terminate this Agreement and all obligations of SB to make Advances hereunder, upon which this Agreement shall be terminated in accordance with Section 22(a) above.
23.) Jurisdiction; Waivers.
a.	Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or federal court of the United States sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State court or, to the extent permitted by law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each party agrees that process may be served on it in the manner provided for notices in Section 21.
b.	Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any New York State or federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
c.	Waiver of Jury Trial. Each of the Client and SB hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the actions of SB in the negotiation, administration, performance or enforcement thereof.
[Signature Page Follows]

BY SIGNING BELOW, THE CLIENT AGREES TO BE BOUND BY THE TERMS AND CONDITIONS OF THIS AGREEMENT.
This Loan Agreement may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which, when so executed and delivered, shall be an original, but all such counterparts shall constitute one and the same instrument.

WEBMD HEALTH CORP.
By:	/s/ Douglas W. Wamsley
	Name:	Douglas W. Wamsley
	Title:	Executive Vice President and General Counsel
Account Number: [omitted]

CITIGROUP GLOBAL MARKETS INC.
By:	/s/ Stuart N. Weiss
	Name:	Stuart N. Weiss
	Title:	Managing Director Senior Credit Officer Level II Citigroup Global Wealth Management
Date: 5/6/08

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